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                                                               CONFORMED COPY

EXHIBIT (10)(xxii)(c)
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                         AUCTION MARKET PREFERRED STOCK

                                VOTING AGREEMENT


                          Dated as of February 7, 2002


                                 by and between


                                THE STANLEY WORKS


                                       and


                                   BNP PARIBAS


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                  This AUCTION MARKET PREFERRED STOCK VOTING AGREEMENT (this
"AGREEMENT") is dated as of February 7, 2002 and is by and between THE STANLEY WORKS, a Connecticut corporation and BNP PARIBAS, a societe anonyme organized and existing under the laws of The Republic of France ("INVESTOR").

                               W I T N E S S E T H
                               - - - - - - - - - -

                  WHEREAS, The Stanley Works is the holder of all 155,652 shares of the outstanding shares of Common Stock of Stanley Logistics, Inc., a Delaware corporation (the "COMPANY");

                  WHEREAS, pursuant to an Auction Market Preferred Stock Subscription Agreement (the "SUBSCRIPTION AGREEMENT"), dated as of February 4, 2002, between the Company and The Stanley Works, The Stanley Works agreed either to subscribe for, or to procure the subscription by another person or persons of, and the Company has agreed to issue, 11,445 shares of Auction Market Preferred Stock, par value $0.01 per share (the "AMPS SHARES"), of the Company, issued under the Certificate of Rights, Powers, Designations and Preferences, and the Qualifications, Limitations or Restrictions Thereof, of the Auction Market Preferred Stock of the Company (the "CERTIFICATE OF DESIGNATIONS") at a subscription price per share equal to the Liquidation Preference (as defined below) of such shares (the "ISSUE PRICE");

                  WHEREAS, pursuant to the Auction Market Preferred Stock Procurement Agreement, dated as of February 7, 2002, between The Stanley Works and Investor (the "PROCUREMENT AGREEMENT"), Investor agreed to subscribe for the AMPS Shares and pay the Issue Price to the Company;

                  WHEREAS, pursuant to the Procurement Agreement, Investor subscribed the AMPS Shares on the Closing Date;

                  WHEREAS, pursuant to the Auction Market Preferred Stock Investment Agreement, dated as of February 7, 2002, between The Stanley Works and the Company (the "INVESTMENT AGREEMENT"), The Stanley Works agreed to give certain undertakings to the Company for the benefit of Investor in connection with the AMPS Shares; and

                  WHEREAS, Investor has agreed to give certain undertakings to The Stanley Works in connection with Investor's investment in the AMPS Shares;

                  NOW, THEREFORE, the parties, intending to be bound, hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

                  Terms not otherwise defined herein shall have the meanings set forth in Annex A to the Procurement Agreement (with terms defined in the singular having comparable meanings when used in the plural and vice-versa), unless the context otherwise requires.


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                                   ARTICLE II

                                    COVENANTS

         Section 2.1 Voting of AMPS Shares. For a period commencing on the date hereof and ending on February 7, 2008, Investor shall vote any AMPS Shares held by the Investor for the election of Directors of the Company, and solely for such decision, in the same manner as The Stanley Works votes its shares of the Common Stock of the Company including, without limitation, by executing any written consent of shareholders in lieu of meeting.

                                  ARTICLE III

                          LEGAL OR REGULATORY CONTESTS

         Section 3.1 (a) The parties agree to notify each other of, and to cooperate in connection with, any audits or Legal or Regulatory contests relating to the transactions contemplated by the Transaction Documents, and the party seeking cooperation will reimburse the cooperating party for all out of pocket costs incurred in connection with such cooperation.

         (b)(i) If a United States Legal or Regulatory claim is asserted against Investor, then Investor must within fifteen (15) days thereafter provide notice of such claim to the Company. Within thirty (30) days following receipt of such notice, The Stanley Works may assume control, at its expense and with counsel of its choice, over any audit or Legal or Regulatory contest resulting therefrom and may contest or settle such contest with the consent of the Investor, which consent may not be unreasonably withheld. The Stanley Works agrees to keep Investor informed regarding the conduct of any such contest with respect to which The Stanley Works assumes control (including providing copies of all documents) and to consult with Investor as reasonably requested regarding prosecution of such contest.

         (ii) If a United States Legal or Regulatory claim is asserted against Investor and The Stanley Works elects not to assume control of such audit or Legal or Regulatory contest, then Investor shall keep The Stanley Works informed regarding the conduct of such contest (including providing The Stanley Works with copies of all documents) and shall consult with The Stanley Works as reasonably requested regarding the prosecution of such contest.

                                       2
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                                   ARTICLE IV

                            MISCELLANEOUS PROVISIONS

         Section 4.1 Assignment, etc. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights granted herein, nor any of the other interests and obligations created hereunder, shall be assigned or delegated by either of the parties hereto without the prior express written consent of the other party; provided, however, that this Agreement shall be assignable by Investor to a transferee of AMPS Shares transferred by Investor in accordance with Section 5.1 of the Procurement Agreement.

         Section 4.2 Governing Law. This Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

         Section 4.3 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH AND FOR ANY COUNTERCLAIM THEREIN. EITHER PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         Section 4.4 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.

         Section 4.5 Notices. Any notice pursuant to the Transaction Documents shall be in writing signed by or on behalf of the party giving it and may be served by sending it by confirmed facsimile, personal delivery or overnight courier to the address of the other parties set forth below (or to such other address as the affected party shall have specified by not less than fifteen days prior notice given in accordance with this Section). Notice shall be received for purposes thereof:

               (i) in the case of personal delivery or overnight courier, on the day delivery at the address of the relevant party is confirmed by a signed receipt of such notice, or if such day is not a Business Day, on the first Business Day thereafter; and

               (ii) in the case of a facsimile transmission, on the day a confirmation of receipt is received or, if such day is not a Business Day, on the first Business Day thereafter.


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         To The Stanley Works:
         --------------------

         Address:          The Stanley Works
                           1000 Stanley Drive
                           New Britain, Connecticut 06053
                           USA

         Fax:              (860) 827-3911
         Attention:        David S. Winakor
                           Corporate Counsel


         To Investor:
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         Address:          BNP Paribas
                           37 Place du Marche St Honore
                           75001 Paris
                           FRANCE

         Fax:              (33) (0) 1.43.16.90.50
         Attention:        Christophe Delafontaine


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                  IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be executed on its behalf by its duly authorized officer as of the date first above written.


         THE STANLEY WORKS


         By: /s/ Craig Douglas
             -----------------
             Craig Douglas
             Vice President & Treasurer


         BNP PARIBAS


         By: /s/ Vincent Colson
             ------------------
             Vincent Colson